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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                              OLD GUARD GROUP, INC.
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                                (Name of Issuer)


                           Common Stock, No Par Value
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                         (Title of Class of Securities)


                                   679783-10-0
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                                 (CUSIP Number)


                                December 31, 2000
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             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [X] Rule 13d-1(c)        [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 679783-10-0             SCHEDULE 13G                 PAGE 2 OF 9 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  JOEL M. GREENBLATT
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN
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CUSIP NO. 679783-10-0               SCHEDULE 13G               PAGE 3 OF 9 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  GOTHAM CAPITAL V, LLC
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - LIMITED LIABILITY COMPANY
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CUSIP NO. 679783-10-0               SCHEDULE 13G               PAGE 4 OF 9 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  GOTHAM CAPITAL VII, LLC
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  00 - LIMITED LIABILITY COMPANY
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CUSIP NO. 679783-10-0             SCHEDULE 13G                 PAGE 5 OF 9 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ROBERT GOLDSTEIN
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN
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CUSIP No. 679783-10-0                                          Page 6 of 9 Pages
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THIS STATEMENT IS BEING FILE PURSUANT TO SECTION 240.13d-2(b) OF THE EXCHANGE ACT REGULATIONS.

ITEM 1.

      (a) Name of Issuer:    Old Guard Group, Inc.
                         ---------------------------

      (b) Address of Issuer's Principal Executive Offices:

                     2929 Lititz Pike   Lancaster, PA 17604
                    ----------------------------------------
ITEM 2.

      (a) Name of Persons Filing:
      (b) Address of Principal Business Office or, if none, Residence:
      (c) Citizenship:
                           Joel M. Greenblatt
                           153 East 53rd Street, 51st Floor
                           New York, NY  10022
                           (United States Citizen)

                           Gotham  Capital  V, LLC
                           153 East 53rd Street, 51st Floor
                           New York, NY 10022
                           (Delaware limited liability company)

                           Gotham  Capital  VII, LLC
                           153 East 53rd Street, 51st Floor
                           New York, NY 10022
                           (Delaware limited liability company)

                           Robert Goldstein
                           153 East 53rd Street, 51st Floor
                           New York, NY 10022
                           (United States Citizen)

      (d) Title of Class of Securities:   common stock, no par value
                                       -------------------------------
      (e) CUSIP Number:   679783-10-0
                       -----------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act

CUSIP No. 679783-10-0                                          Page 7 of 9 Pages
          -----------                                              ---  ---

     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)  [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)
              (ii)(G) (Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to section 240.13d-1(c), check this box [X].

ITEM 4.   OWNERSHIP

      Provide the following information as of that date and identify those shares which there is a right to acquire.

      JOEL M. GREENBLATT*

      (a) Amount Beneficially Owned: 0
                                    --------------------------------------------
      (b) Percent of Class:   0%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  0
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                      ----------

      GOTHAM CAPITAL V, LLC

      (a) Amount Beneficially Owned:      0
                                     -------------------------------------------
      (b) Percent of Class:     0%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  0
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                       ---------

      Gotham Capital VII, LLC

      (a) Amount Beneficially Owned:  0
                                     -------------------------------------------
      (b) Percent of Class:   0%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  0
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:   0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                        --------

      ROBERT GOLDSTEIN**

      (a) Amount Beneficially Owned:  0
                                     -------------------------------------------
      (b) Percent of Class:   0%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  0
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:   0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                        --------

CUSIP No. 679783-10-0                                          Page 8 of 9 Pages
          -----------                                              ---  ---

* SHARES REPORTED FOR JOEL M. GREENBLATT INCLUDE SHARES BENEFICIALLY OWNED BY GOTHAM CAPITAL V, LLC AND GOTHAM CAPITAL VII, LLC, WHICH ENTITIES MAY BE DEEMED TO BE CONTROLLED BY MR. GREENBLATT, WHO IS THE MANAGER THEREOF.

      **See Item 8

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

      *The beneficial ownership and voting and dispositive power of each of the Reporting Persons with respect to the Common Stock of the Issuer has been reduced to zero (0) due to a merger transaction in which each of the Reporting Persons received cash in exchange for all shares beneficially owned and tendered by such Reporting Persons in such transaction.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Robert Goldstein has been included as a Reporting Person due to the fact that he is Gotham Capital's designee on the Board of Directors of the Issuer pursuant to an agreement among Gotham Capital, Mr. Goldstein and the Issuer. Mr. Goldstein is a non-managing member of Gotham V and Gotham VII. He disclaims beneficial ownership of any shares reported herein as being beneficially owned by Gotham V or Gotham VII, except as to shares representing his pro rata membership interest in such entities. Gotham V, Gotham VII and Mr. Greenblatt disclaim beneficial ownership of any shares reported herein as being beneficially owned by Mr. Goldstein.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable

ITEM 10.  CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 679783-10-0                                          Page 9 of 9 Pages
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


Dated this 12th day of February, 2001.

                                           Gotham Capital V, LLC


                                           By: /s/ Joel M. Greenblatt
                                              ----------------------------------
                                                 Joel M. Greenblatt, Manager


                                           Gotham Capital VII, LLC


                                           By: /s/ Joel M. Greenblatt
                                              ----------------------------------
                                                  Joel M. Greenblatt, Manager


                                            /s/ Joel M. Greenblatt
                                           -------------------------------------
                                           Joel M. Greenblatt, individually



                                           /s/ Robert Goldstein
                                           -------------------------------------
                                           Robert Goldstein, individually